Exhibit 10.1

AGREEMENT

THIS AGREEMENT is made and entered into as of the 3rd day of May, 2012, by and between Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), and David J. Smith (“Smith”).

W I T N E S S E T H

WHEREAS, Smith is an employee and officer of the Company; and

WHEREAS, Smith and the Company have reached an agreement in regard to Smith ceasing to be an active employee and an officer of the Company as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the covenants as set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Smith shall resign as an officer of the Company and retire as an employee effective December 31, 2012, unless Smith’s employment is earlier terminated by the Company for “Cause” as defined in Paragraph 14 below. The Company shall continue to pay Smith his base salary as of the date of this Agreement through the date of his separation from employment and Smith shall continue to participate in all applicable benefit plans of the Company in accordance with their respective terms. The Company shall not terminate the employment of Smith other than for “Cause.” Smith shall fully participate at his current level with a minimum individual performance factor of 1.0 under the Company’s Performance Incentive Plan for the performance periods ending on or before the date of his separation of employment and on a pro-rata basis regarding the bonus for any performance period commenced prior to but not ended before the date of his separation of employment, all calculated based on the Company’s actual performance. Smith acknowledges that he will not be entitled to receive any form of unemployment compensation or benefits. While employed by the Company, Smith will be available to the Company to provide transition assistance, and to provide such advice, expertise, or knowledge with respect to his prior duties or other matters in which he was involved, as may be requested by the Company. Smith shall devote such time, attention, skill and efforts as necessary to the faithful performance of such duties in a professional, diligent, trustworthy and businesslike manner. In addition, Smith will timely execute and deliver such acknowledgments, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Smith in his capacity as an officer of the Company) as may be necessary or appropriate to formalize and complete the applicable corporate records. It is anticipated by both the Company and Smith that Smith will provide services through December 31, 2012 in excess of twenty percent (20%) of his average level of services for the Company over the past thirty-six (36) months.

2. At the same time Smith signs this Agreement, Smith shall execute a Release of Claims in the form of Exhibit A, attached hereto and by this reference incorporated herein (the “First Release”). Smith is hereby advised to consult with an attorney prior to executing this Agreement and the accompanying Releases of Claims. Smith hereby acknowledges he is being provided a minimum forty-five (45) day review period to consider this Agreement and the First Release pursuant to the Older Workers Benefit Protection Act. Smith understands he may revoke this Agreement and the First Release in writing addressed to the Company within seven (7) days after the execution of this Agreement and First Release in which event this Agreement and the First Release will be of no force and effect and he will be entitled to no payments or benefits in consideration hereof.

3. Non-Competition. Without the prior written consent of the Company, which consent must be signed by the Chief Executive Officer, while Smith remains employed by the Company and for a period of one (1) year commencing on the termination of Smith’s employment with the Company, Smith shall not take any employment, or serve as a director, officer, consultant, advisor, agent, or in any other capacity whatsoever, directly or indirectly, with (i) Cargill, Inc.; Bunge Ltd.; Corn Products International; Tate & Lyle PLC; Louis Dreyfus SAS; Wilmar International, Ltd.; Gavilon LLC; Viterra; or any division, subsidiary, partnership, venture (regardless of the form of entity), or successor of or to any of the above-named companies; or (ii) any other person, corporation, partnership, limited liability company, or venture (regardless of the form of entity) anywhere in the world that competes with the Company or with any entity controlled by the Company and is engaged in the buying, selling or trading of physical agricultural commodities or products. Smith acknowledges and agrees that, in view of his responsibilities while employed by the Company, including participation in the development of and having access to the business plans and growth strategy of the Company, the assumption of the restricted roles would result in the inevitable disclosure or use of sensitive Company information and, in view of these circumstances, that the term and scope of this restrictive covenant is reasonable. Smith further acknowledges and agrees that a violation of this restrictive covenant would cause irreparable damage to the Company and that in the event of a breach or threatened breach by Smith, the Company would be entitled to injunctive relief, without the posting of any bond, in addition to such other relief as may be available at law or in equity.

4. Non-Solicitation. While Smith remains employed by the Company and for a period of one (1) year commencing on the termination of Smith’s employment with the Company, Smith shall not, directly or indirectly through any other person or entity, recruit, hire, induce, or attempt to induce any Employee to terminate his or her employment with the Company or otherwise interfere in any way with the employment relationship between the Company and its Employees. This restriction includes but is not limited to a) identifying Employees as potential candidates for employment by name, background or qualifications; b) approaching, recruiting or soliciting Employees; and/or c) participating in any pre-employment interviews with Employees. For purposes of this provision “Employee” means any person either employed by the Company or persons formerly employed by the Company until the passage of one (1) year after the end of such person’s employment with the Company. For purposes of this provision, the term “Company” shall include all controlled, direct and indirect, subsidiaries of the Company.

5. The Non-Disclosure Agreement dated September 30, 1991, a copy of which is marked Exhibit B, attached hereto and by this reference incorporated herein, shall remain in full force and effect in accordance with its terms.

6.a. As consideration for the releases, the covenant not to compete and the other covenants as set forth in this Agreement, the Company shall, subject to the conditions set forth in Paragraph 6.c. below: (i) pay Smith, in cash, the sum of One Million Eight Hundred and Two Thousand and Eight Hundred dollars ($1,802,800) in two (2) installments – $901,400 on the first regular payroll date of the Company to occur at least five business days after expiration of the revocation period described in the First Release, and $901,400 on the first regular payroll date of the Company to occur at least five business days after expiration of the revocation period described in the Second Release; (ii) pay Smith, in cash, on the first regular payroll date of the Company to occur at least five business days after expiration of the revocation period described in the Second Release, a sum equal to fifty percent (50%) of the aggregate difference between the option strike price and the Fair Market Value of the underlying securities for all stock options currently held by Smith that will not be vested as of the date of the separation of his employment and will not continue to vest under the terms of the granting document; (iii) transfer title to Smith of his Company-owned car (a 2012 Mercedes ML550) on or about December 31, 2012; (iv) extend Smith’s healthcare coverage until December 31, 2013 upon the same terms as would have been available to Smith had he remained employed by the Company through such date (the value of such coverage will be reported to Smith as taxable income to the extent required under the tax laws then in effect), and (v) transfer to Smith his IPad and IPhone. “Fair Market Value”, as that term is used above, shall be the simple average closing price of the common stock of the Company on the (10) trading days immediately preceding December 31, 2012.

b. Smith shall not be entitled to any other payments or benefits other than as expressly set forth in this Agreement except those benefits payable pursuant to certain benefit plans of the Company, payment for earned vacation, and the agreements related to previously granted equity-based compensation.

c. Notwithstanding anything to the contrary in this Paragraph 6, the first installment of the cash payment to Smith described in Paragraph 6.a(i) shall not be payable unless and until Smith has signed and not revoked the First Release within the revocation period set forth in the First Release, and the remaining payments and benefits set forth in Paragraph 6.a shall not be payable to Smith unless all of the following conditions have been met: (1) Smith remains employed by the Company through December 31, 2012; (2) on or within 45 days after the termination of Smith’s employment with the Company, Smith has signed a second Release of Claims in the form of Exhibit C (the “Second Release”); (3) Smith has not revoked the Second Release within the revocation period set forth in the Second Release; and (4) Smith has not materially breached Smith’s obligations under this Agreement. This Agreement will not be interpreted or construed to limit the Second Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Second Release.

d. Smith acknowledges that these payments constitute consideration for the First Release and Second Release to which Smith is not already entitled.

7. Neither Smith nor the Company shall make any public statements, or request, cause or solicit any third party to make any public statements, regarding the circumstances underlying Smith’s retirement, that are in any way inconsistent with the terms of this Agreement, or adverse to the interests or reputation of the Company, or any of its directors, officers or employees.

8. Smith shall not request or apply for employment with the Company or any of its controlled subsidiaries.

9. All payments to be made to Smith hereunder shall be subject to all applicable taxes, including withholding taxes.

10. In the event of the death of Smith prior to all payments contemplated by this Agreement being made, such remaining payments shall be promptly made to his estate.

11. All notices, requests, approvals, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be served personally, or sent by a national overnight delivery company such as Federal Express, or by United States registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to Company:

Michael D’Ambrose

Archer-Daniels-Midland Company

P.O. Box 1470

Decatur, IL 62525

Telephone: (217) 451-4045

Facsimile: (217) 451-4619

If to Smith:

David J. Smith

[address]

With copies to:

[address]

and

[address]

Any such notice shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the person attempting to make personal service, on the United States Postal Service return receipt, or by similar written advice from the overnight delivery company.

12. This Agreement shall be governed by the substantive laws of the State of Illinois.

13. This Agreement, the First Release, the Second Release, the Non-Disclosure Agreement and the officer indemnification agreement constitute the entire agreement of the parties and supersede any and all prior agreements and understandings between Smith and the Company, whether oral or in writing. This Agreement may not be revoked, amended, modified or revised except as provided for in paragraph 2 of this Agreement or in writing executed by Smith and a corporate officer of the Company.

14. For purposes of this Agreement “Cause” shall exclusively mean any of the following acts by Smith: (i) embezzlement or misappropriation of corporate funds; (ii) any acts resulting in a conviction for, or plea of nolo contendere to, a charge of commission of a felony; (iii) misconduct resulting in injury to the Company or any subsidiary, (iv) activities harmful to the reputation of the Company or any subsidiary; (v) violation of Company or subsidiary operating guidelines or policies, (vi) willful refusal to perform, or substantial disregard of, the duties properly assigned to Smith, or (vi) a significant violation of any contractual, statutory or common law duty of loyalty to the Company or any subsidiary.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ARCHER-DANIELS-MIDLAND COMPANY

	By:	/s/ Michael D’Ambrose

WITNESS:

/s/ Becky S. Garrett	By:	/s/ David J. Smith